Exhibit 99.1

News Release

Monday, November 15, 2010

Paul Saleh named Gannett’s Chief Financial Officer

McLEAN, VA – Paul Saleh has been named senior vice president and chief financial officer of Gannett Co., Inc. (NYSE: GCI), Gracia C. Martore, president and chief operating officer, announced today.

Saleh reports to Martore who was promoted to president and COO earlier this year and served as Gannett’s CFO since 2002.

“We are extremely pleased to have Paul join Gannett. He brings tremendous experience and an excellent track record leading the financial organizations of some outstanding companies,” Martore said. “Paul will be a great partner with the senior management team as we continue to transform Gannett as a leading media and marketing solutions company.”

“As Gannett’s CFO for the last eight years, Gracia has been a great partner to me and has done first rate work leading our financial organization during an extraordinary time,” said Craig Dubow, chairman and chief executive officer. “Gracia has built a world-class financial organization and I am delighted to have Paul join our team as our new CFO.”

Saleh joins Gannett from Menza Partners LLC where he was managing partner. Saleh launched Menza Partners after he left Sprint Nextel Corporation where he was CFO from 2005 to 2008. Prior to the merger between Sprint and Nextel Communications Inc., he was executive vice president and CFO of Nextel from 2001 to 2005. Previously, Saleh was senior vice president and CFO of Walt Disney International where he held other senior financial positions since 1997. Before joining Walt Disney, Saleh was with Honeywell Inc. for 12 years where he was vice president and treasurer from 1994 to 1997 and held other various leadership positions in finance, treasury, investor relations, strategic planning and operations. He holds a Masters of Business Administration with distinction in Finance and a Master’s degree in Computer, Information and Control Engineering both from the University of Michigan. He received his bachelor’s degree in Electrical Engineering also from the University of Michigan.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 82 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 600 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is one of the UK’s leading regional community news providers, with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of web sites.

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For media inquiries, contact:	For investor inquiries, contact:
Robin Pence	Jeffrey Heinz
Vice President of Corporate Communications	Director, Investor Relations
703-854-6049	703-854-6917
rpence@gannett.com	jheinz@gannett.com